Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Incentive Plan of Ashford Inc. of our report dated April 4, 2014 with respect to the combined financial statements of Ashford Advisor (except for Note 1 to the combined financial statements as to which the date is July 1, 2014) included in the Registration Statement (333-197191), as amended, and related Prospectus of Ashford Inc. filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Incentive Plan of Ashford Inc. of our report dated August 15, 2014 with the respect to the balance sheet of Ashford Inc. included in the Registration Statement (333-197191), as amended, and related Prospectus of Ashford Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
November 13, 2014